Exhibit 99.1

       Unify Reports Fourth Quarter Fiscal 2007 Revenue Growth

      GAAP Revenue Increases 19%; Non-GAAP Revenue Increases 46%;
                  Positive Cash Flow From Operations


    SACRAMENTO, Calif.--(BUSINESS WIRE)--June 26, 2007--Unify Corp. (OTCBB:UFYC), a global provider of application modernization software to enable Service-Oriented Architecture (SOA), today announced financial results for its fiscal fourth quarter 2007 and year-ended April 30, 2007.

    Fiscal Fourth Quarter 2007 & Year-End Highlights:

    -- Generated over $500,000 in positive cash flow from operations in Q4.

    -- Q4 GAAP total revenue increased 19% year-over-year to $4.0 million.

    -- Q4 non-GAAP total revenue increased 46% year-over-year to $4.8 million. Non-GAAP total revenue adds back the maintenance revenue eliminated by purchase accounting in relation to the Gupta Technologies acquisition (GUPTA).

    -- Q4 non-GAAP service revenue increased 143% year-over-year to $3.1 million.

    -- Q4 deferred revenue increased 94% year-over-year to $5.6 million.

    -- Q4 GAAP net loss from continuing operations was $584,000, while non-GAAP net income from continuing operations was $309,000.

    -- FY 2007 GAAP total revenue increased 10% year-over-year to $11.2 million.

    -- FY 2007 non-GAAP total revenue increased 29% year-over-year to $13.1 million. Non-GAAP total revenue adds back the maintenance revenue eliminated by purchase accounting in relation to the acquisition of Gupta Technologies in Nov.
        2006.

    -- FY 2007 non-GAAP service revenue increased 61% year-over-year to $8.7 million.

    -- FY 2007 GAAP net loss from continuing operations was $1.4 million, while non-GAAP net income from continuing operations was $575,000.

    Business Discussion:

    "We are very pleased to finish fiscal 2007 with a strong fourth quarter," commented Todd Wille, CEO of Unify. "We unveiled our 'Enable SOA' Application Modernization vision and released our new solution, Composer for Lotus Notes, which migrates Notes applications to both Microsoft .NET and Java. We also announced the initial deployment of Composer to the U.S. Navy representing one of our first Lotus Notes application modernization customer wins. Additionally, we recently announced the availability of a Composer for Lotus Notes Microsoft Edition along with two customer wins as well as the acquisition of Active Data Corporation, which adds a new offering to our Composer suite, Composer for Team Developer. Although we are just at the beginning stages of our Composer product family launch, we are very excited about the progress we have made to date with our recent customer wins. We believe we have positioned the company to be a strong leader in the application modernization space and are optimistic about our future with the Composer product line."

    Mr. Wille continued, "Our embedded database and development products continue to deliver solid results as we grew our fiscal fourth quarter non-GAAP service revenue 143 percent and our deferred revenue 94 percent year-over-year. We are winning new customers every quarter with these products as we expand into new emerging markets and focus on ensuring that our worldwide partners are successful. We also generated over $500,000 in positive cash flow from operations in the fourth quarter. The database and development products are our core business and continue to be a predictable and profitable segment, enabling us to invest in future growth strategies with Composer."

    Financial Results:

    The company reported total revenues in the fourth quarter of fiscal 2007 of $4.0 million, up 19% when compared to $3.3 million in the fourth quarter of fiscal 2006. Software licenses revenue decreased 16% to $1.7 million, compared to $2.0 for the fiscal fourth quarter in 2006. Services revenue was up 74% to $2.2 million for the quarter, compared to $1.3 million for the same quarter of fiscal 2006.

    Net loss was $584,000 or $(0.02) per share compared to net income of $168,000 or $0.01 per share in the fourth quarter of fiscal 2006. The decrease in net income was attributable to the increase in operating costs as a result of the GUPTA acquisition and the elimination of Gupta related maintenance revenues for the first year as required by GAAP purchase accounting.

    Non-GAAP total revenues were $4.8 million for the fourth quarter of fiscal 2007. This is up 46% year-over-year as compared to $3.3 million for the same quarter of fiscal 2006. Non-GAAP total revenues include $893,000 of maintenance revenue that would have been recognized without the write-down of the GUPTA deferred revenue as required by purchase accounting. Correspondingly, non-GAAP service revenue would have increased 143% to $3.1 million for the quarter, compared to $1.3 million for the same quarter of fiscal 2006. The add-back of this maintenance revenue would increase the company's operating results from a net loss from continuing operations of $584,000 for the fourth quarter of fiscal 2007 to a non-GAAP net income from continuing operations of $309,000.

    For fiscal 2007, total revenues increased 10% to $11.2 million, compared to $10.1 million for fiscal 2006. Net loss was $2.4 million or ($0.08) loss per share, compared to a net loss of $628,000 or ($0.02) per share in fiscal 2006.

    Non-GAAP total revenues for fiscal 2007 were $13.1 million, a 29% increase compared to $10.1 million in fiscal 2006. Non-GAAP total revenues for the year include $1.9 million of maintenance revenue that would have been recognized without the write-down of the GUPTA deferred revenue as required by purchase accounting. The add-back of this maintenance revenue would increase the company's operating results from a net loss from continuing operations of $1.4 million for fiscal 2007 to a non-GAAP net income from continuing operations of $575,000 for the fiscal year.

    Unify ended fiscal 2007 with total cash and cash equivalents of $2.1 million, up from $1.9 million as of April 30, 2006. Share count used for GAAP EPS calculations was 29.8 million shares in Q4 2007 and
29.6 million for year end.

    Annual Earnings Guidance:

    The following statements are based on the company's current expectations. These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after April 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

    Unify expects GAAP revenue in the range of $15.5 to $16.5 million for fiscal 2008 with an adjusted EBITDA in the range of $1.5 to $1.85 million. Adjusted EBITDA is determined by taking our operating loss and adjusting for depreciation and amortization, non-cash stock-based compensation and other charges. The Company believes that this non-GAAP measure, viewed in addition to and not in lieu of the Company's reported GAAP results, provides useful information to investors because it is an integral part of the Company's internal evaluation of operating performance. The GAAP revenue guidance does not take into account the GUPTA maintenance revenue eliminated by purchase accounting in relation to the GUPTA acquisition.

    Investor Conference Call:

    Unify management will host a conference call today, June 26, 2007, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal fourth quarter 2007 and year-end financial results and other corporate events. Todd Wille, President and CEO, and Steve Bonham, CFO, will be discussing these results.

    The call can be accessed by dialing (800) 257-7063 and giving the pass code "UNIFY." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately one hour following the end of the call through 11:59 p.m. PT on Tuesday, July 3, 2007 by dialing (800) 405-2236 and entering the following passcode: 11092008#.

    About Unify

    Unify is a global provider of application modernization software that enables Service-Oriented Architecture (SOA). Unify allows an organization to modernize mission critical applications while maximizing its legacy investments throughout the enterprise. Unify's enterprise software portfolio enhances SOA environments by improving application time-to-market metrics, increasing collaboration and service-enabling legacy information. Headquartered in Sacramento, Calif., Unify has offices in London, Munich, Paris and Sidney. Visit www.unify.com or email us at info@unify.com.

    Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.


                  UNIFY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                (In thousands, except per share data)

                                                 April 30,  April 30,
                                                   2007       2006
                                                 ---------- ----------
                     ASSETS
Current assets:
 Cash and cash equivalents                          $2,064     $1,881
 Accounts receivable, net                            4,303      3,283
 Accounts receivable-related party                       8         76
 Prepaid expenses and other current assets             520        499
 Assets of discontinued operations held for sale        --      1,954
                                                 ---------- ----------
    Total current assets                             6,895      7,693

Property and equipment, net                            229        244
Other investments                                      214        214
Goodwill                                             5,583         --
Intangibles, net                                     2,643         --
Other assets, net                                      474        200
                                                 ---------- ----------
    Total assets                                   $16,038     $8,351
                                                 ========== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $620       $353
 Current portion of long term debt                   1,361         33
 Accrued compensation and related expenses             804        773
 Other accrued liabilities                           1,792        713
 Deferred revenue                                    5,577      2,880
 Liabilities of discontinued operations                 --      1,284
                                                 ---------- ----------
    Total current liabilities                       10,154      6,036

Long term debt, net                                  4,910          3
Other long term liabilities                            121         77

Commitments and contingencies                           --         --

Stockholders' equity:
 Common stock                                           30         29
 Additional paid-in capital                         64,949     63,937
 Accumulated other comprehensive income                 45         19
 Accumulated deficit                               (64,171)   (61,750)
                                                 ---------- ----------
 Total stockholders' equity                            853      2,235
                                                 ---------- ----------
    Total liabilities and stockholders' equity     $16,038     $8,351
                                                 ========== ==========


                  UNIFY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                       Three Months    Twelve Months
                                           Ended            Ended
                                         April 30,       April 30,
                                      --------------- ----------------
                                       2007    2006    2007     2006
                                      ------- ------- -------- -------

Revenues:
 Software licenses                    $1,718  $2,035   $4,432  $4,759
 Services                              2,235   1,285    6,755   5,384
                                      ------- ------- -------- -------
   Total revenues                      3,953   3,320   11,187  10,143
                                      ------- ------- -------- -------

Cost of Revenues:
 Software licenses                        91      93      377     448
 Services                                268     253    1,024   1,106
                                      ------- ------- -------- -------
   Total cost of revenues                359     346    1,401   1,554
                                      ------- ------- -------- -------

Gross profit                           3,594   2,974    9,786   8,589
                                      ------- ------- -------- -------

Operating Expenses:
 Product development                     804     373    2,360   1,643
 Selling, general and administrative   3,071   1,721    8,314   5,801
                                      ------- ------- -------- -------
    Total operating expenses           3,875   2,094   10,674   7,444
                                      ------- ------- -------- -------
Income (loss) from operations           (281)    880     (888)  1,145
                                      ------- ------- -------- -------

Other Income (Expense):
 Interest expense                       (321)     (3)    (527)    (11)
   Other, net                             23      14      136      61
                                      ------- ------- -------- -------
    Other expense, net                  (298)     11     (391)     50

Income (loss) from continuing
 operations before income taxes         (579)    891   (1,279)  1,195
 Provision for income taxes                5      --       82      --
                                      ------- ------- -------- -------
Income (loss) from continuing
 operations                             (584)    891   (1,361)  1,195
 Loss from discontinued operations        --    (723)  (1,061) (1,823)
                                      ------- ------- -------- -------
Net income (loss)                      $(584)   $168  $(2,422)  $(628)
                                      ======= ======= ======== =======

Net income (loss) per share:
 Basic earnings per share:
    Continuing operations             $(0.02)  $0.03   $(0.04)  $0.04
    Discontinued operations               --   (0.02)   (0.04)  (0.06)
                                      ------- ------- -------- -------
    Net income (loss) per share       $(0.02)  $0.01   $(0.08) $(0.02)
                                      ======= ======= ======== =======

Dilutive earnings per share:
    Continuing operations             $(0.02)  $0.03   $(0.04)  $0.04
    Discontinued operations               --   (0.02)   (0.04)  (0.06)
                                      ------- ------- -------- -------
    Net income (loss) per share       $(0.02)  $0.01   $(0.08) $(0.02)
                                      ======= ======= ======== =======

Shares used in computing net income
 (loss) per share:
 Basic                                29,831  29,449   29,637  29,015
 Diluted                              29,831  29,736   29,637  29,379

    CONTACT: Unify Corp.
             Steven Bonham
             Chief Financial Officer
             916-928-6400
             ir@unify.com
             or
             IR Contact:
             MKR Group, Inc.
             Marie Dagresto
             323-468-2300
             unfy@mkr-group.com